Mark Hounsell
General Counsel, Chief Compliance
Officer and Corporate Secretary

Tel: (514) 734-5779
Fax (514) 340-5530
mark.hounsell@cae.com

August 14, 2019

To:        Alberta Securities Commission
British Columbia Securities Commission
Manitoba Securities Commission
Office of the Administrator, New Brunswick
Securities Commission of Newfoundland and Labrador
Ontario Securities Commission
Nova Scotia Securities Commission
Registrar of Securities, Prince Edward Island
Autorité des marchés financiers
Saskatchewan Securities Commission

Re:        CAE Inc.
Report of Voting Results pursuant to Section 11.3 of National Instrument
51-102 – Continuous Disclosure Obligations (“NI 51-102”)

Following the annual meeting of shareholders of CAE Inc. (the “Corporation”) held on August 14, 2019 (the “Meeting”), and in accordance with section 11.3 of NI 51-102, we hereby advise you of the following voting results obtained at the Meeting:

	Items Voted Upon	Voting Results
1.	Election of Directors	• The ten (10) proposed nominees for Directors were elected pursuant to a vote conducted by ballot. The votes were cast for each nominee as indicated in Schedule “A” hereto.
2.	Appointment of PricewaterhouseCoopers LLP as the Corporation’s auditors
•    PricewaterhouseCoopers LLP were appointed as the Corporation’s auditors pursuant to a vote conducted by ballot. 193,722,840 (92.56%) of the votes received on this matter were voted FOR the appointment and 15,564,263 (7.44%) of the votes were WITHHELD.

3.	Advisory (non-binding) resolution on Executive Compensation
•    The advisory (non-binding) resolution was approved pursuant to a vote conducted by ballot 190,326,780 (92.93%) of the votes received on this matter were voted FOR the appointment and 14,489,264 (7.07%) of the votes were cast AGAINST.

The total votes received at the Meeting, being 209,329,456 represents 78.62% of the 266,244,800 issued and outstanding Common Shares of the Corporation as of the Record Date, as such terms are defined in the Corporation’s Notice of Annual Meeting of Shareholders and 2019 Management Proxy Circular.

Sincerely,

/s/ Mark Hounsell
Encl.
cc: U.S. Securities and Exchange Commission

SCHEDULE “A”

ELECTION OF DIRECTORS

Nominee	Votes for	For (%)	Votes Withheld	Withheld (%)
Margaret S. (Peg) Billson	201,243,131	98.26%	3,573,116	1.74%
Hon. Michael M. Fortier	198,472,072	96.9%	6,344,174	3.1%
Marianne Harrison	201,835,651	98.54%	2,980.595	1.46%
Alan N. MacGibbon	202,475,717	98.86%	2,340,529	1.14%
Hon. John P. Manley	202,619,313	98.93%	2,196,933	1.07%
François Olivier	200,783,550	98.03%	4,032,696	1.97%
Marc Parent	204,634,196	99.91%	182,050	0.09%
Michael E. Roach	204,609,976	99.9%	206,270	0.1%
Gen. Norton A. Schwartz, U.S.A.F. (Ret.)	204,569,318	99.88%	246,928	0.12%
Andrew J. Stevens	200,488,002	97.89%	4,328,244	2.11%

CAE Inc., 8585 Côte-de-Liesse, Saint-Laurent, Québec, Canada H4T 1G6